Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
THIRD QUARTER 2015 FINANCIAL RESULTS

TARRYTOWN, N.Y., November 9, 2015 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced results of operations for the quarter and nine months ended September 30, 2015.

"We had a highly productive quarter, with positive regulatory developments, key additions to our pipeline and continued clinical progress," stated Mark Baker, CEO of Progenics. "The Breakthrough Therapy Designation for ultra-orphan candidate AzedraTM provides for an expedited development and review process, while the April 2016 PDUFA date for Oral RELISTOR establishes a pivotal near-term catalyst for our RELISTOR franchise.  We acquired PyL, an imaging agent which is highly complementary with our 1404 program, establishing the leading portfolio of prostate cancer imaging agent candidates. In addition, our acquisition of EXINI will provide us with software development expertise to help further build our imaging toolkit for prostate cancer. We are well-positioned as we approach critical clinical milestones in the fourth quarter, including the completion of enrollment in our pivotal Phase 2b trial for Azedra and the launch of our Phase 3 program for 1404."

Net loss for the quarter was $10.0 million or $0.14 per diluted share, compared to net income of $37.0 million or $0.51 per diluted share in the third quarter of 2014. Net loss for the current nine months was $32.0 million, or $0.46 per diluted share, compared to net income of $16.6 million or $0.24 per diluted share in 2014. Progenics ended the quarter with cash and cash equivalents of $90.4 million, a decrease of $8.9 million in the quarter and $28.9 million from 2014 year-end.

Third quarter revenue totaled $1.4 million, down from $41.7 million in the third quarter of 2014, reflecting a decrease in collaboration revenue for RELISTOR® (methylnaltrexone bromide) of $39.8 million, primarily resulting from the recognition of $40.0 million milestone from Salix and royalty income of $1.2 million compared to $1.6 million in the corresponding period in 2014, based on net sales reported to Progenics by our commercialization partner, Valeant Pharmaceuticals International, Inc. The current quarter decrease in royalty revenue is primarily due to lower net sales of $8.0 million for the three months ended September 30, 2015, compared to $10.8 million for the corresponding period in 2014. Current year first nine months revenues were $3.6 million, down from $44.9 million in the first nine months of 2014, reflecting royalty income of $3.2 million compared to $3.7 million and collaboration revenue of $0.4 million compared to $41.1 million in the corresponding period in 2014.

Third quarter research and development expenses were flat compared to the third quarter of 2014, reflecting higher expenses for the Azedra clinical trial, 1404 and consulting expenses, offset by lower contract manufacturing and compensation expenses. Year-to-date research and development expenses decreased by $2.1 million compared to the corresponding period in 2014 primarily due to lower clinical trial expenses for PSMA ADC and 1404 and compensation expenses, partially offset by higher Azedra-related expenses. Third quarter general and administrative expenses increased by $0.5 million from the corresponding period in 2014 primarily due to higher compensation, consulting and professional fees. Year-to-date general and administrative expenses increased by $2.9 million compared to prior year period primarily due to an action brought by a former employee. The change in the contingent consideration liability for the quarter and year-to-date periods is a non-cash item and resulted from changes in estimates for fair value of contingent consideration liability.

Progenics Announces Third Quarter Financial Results
Third Quarter and Recent Events

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In October, the Company announced an offer to acquire EXINI Diagnostics AB, a leader in the development of software solutions for medical decision support based on advanced image analysis. The Company reported today that over 90 percent of the outstanding shares of EXINI have been tendered, and Progenics expects the settlement of the Offer to occur on or about November 12, 2015. EXINI is expected to complement Progenics's strategy to support its imaging and therapeutic agents with sophisticated software and other technologies that help physicians and patients visualize, understand, target and treat cancer. The planned acquisition would provide Progenics with in-house development capabilities in these areas that it can apply to its own pipeline, including its prostate cancer imaging agents 1404 and PyL.

·
Also in October, Dr. Thomas Strack joined Progenics as Vice President of Clinical Affairs.  Prior to joining Progenics, he was the Vice President of Research and Development at Asubio Pharmaceuticals where he led clinical research programs as well as R&D portfolio strategies.  Prior to joining Asubio, Dr. Strack held a number of key positions at Eli Lilly, Pfizer, and Takeda Pharmaceuticals, where he led global clinical programs in multiple therapeutic areas, including endocrinology, ophthalmology, and oncology.  Dr. Strack is board certified in internal medicine and endocrinology.

·
In September, Valeant Pharmaceuticals International, Inc. and Progenics announced that the U.S. Food and Drug Administration (FDA) has accepted for review Valeant's New Drug Application for RELISTOR® (methylnaltrexone bromide) Tablets for the treatment of opioid-induced constipation (OIC) in adult patients with chronic non-cancer pain. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) action date of April 19, 2016.

·
In August, Progenics announced an exclusive worldwide licensing agreement with Johns Hopkins University for [18F]DCFPyL ("PyL"), a clinical-stage prostate specific membrane antigen (PSMA)-targeted imaging agent for prostate cancer. PyL complements Progenics' existing portfolio of pipeline products for the detection and treatment of prostate cancer, including 1404, the Company's lead PSMA-targeted imaging agent that is used in conjunction with widely-available SPECT-CT imaging.

·
In July, Progenics announced that the FDA granted Azedra designation as a Breakthrough Therapy for the treatment of patients with iobenguane-avid metastatic or recurrent pheochromocytoma and paraganglioma. Azedra is currently being evaluated in a pivotal Phase 2b trial, which is being conducted under a Special Protocol Assessment Agreement (SPA), and has received Orphan Drug and Fast Track designations from the FDA.

·
Also in July, the Company announced the design and key elements of its planned Phase 3 clinical trial for 1404, following the successful completion of the End-of-Phase 2 interactions with the FDA. Progenics expects the Phase 3 trial to commence by the end of this year.

Conference Call and Webcast

Progenics will review third quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 70034183. A live webcast will be available on the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Third Quarter Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net (loss) income per share)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Royalty income	$1,208	$1,626	$3,155	$3,728
Collaboration revenue	183	40,023	393	41,144
Other revenues	5	7	33	76
Total revenues	1,396	41,656	3,581	44,948

Expenses:
Research and development	6,766	6,728	19,591	21,495
License fees – research and development	159	160	321	430
Royalty expense	123	169	343	398
General and administrative	4,435	3,895	14,026	11,156
Depreciation and amortization	137	142	398	419
Intangible impairment charges	-	576	-	576
Change in contingent consideration liability	(200)	500	900	1,400
Total expenses	11,420	12,170	35,579	35,874

Other operating income	-	7,250	-	7,250

Operating (loss) income	(10,024)	36,736	(31,998)	16,324

Other income:
Interest income	10	12	33	37
Total other income	10	12	33	37

Net (loss) income before income tax benefit	(10,014)	36,748	(31,965)	16,361

Income tax benefit	-	227	-	228

Net (loss) income	$(10,014)	$36,975	$(31,965)	$16,589

Net (loss) income per share; basic	$(0.14)	$0.53	$(0.46)	$0.24
Weighted average shares outstanding; basic	69,705	69,556	69,663	67,712

Net (loss) income per share; diluted	$(0.14)	$0.51	$(0.46)	$0.24
Weighted average shares outstanding; diluted	69,705	72,879	69,663	67,727

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	September 30, 2015	December 31, 2014
	(unaudited)

Cash and cash equivalents	$90,438	$119,302
Accounts receivable, net	1,519	109
Fixed assets, net	2,428	2,552
Intangible assets, net and goodwill	36,402	36,402
Other assets	6,125	2,672
Total assets	$136,912	$161,037

Current liabilities	$9,942	$6,685
Contingent consideration liability	18,100	17,200
Deferred tax and other liabilities	12,206	12,243
Total liabilities	40,248	36,128
Stockholders' equity	96,664	124,909
Total liabilities and stockholders' equity	$136,912	$161,037

Progenics Announces Third Quarter Financial Results
About RELISTOR®

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR®, to Salix Pharmaceuticals, Ltd., a subsidiary of Valeant Pharmaceuticals International, Inc. RELISTOR (methylnaltrexone bromide) Subcutaneous Injection is a treatment for opioid-induced constipation (OIC) approved in the United States for patients with advanced illness and chronic non-cancer pain. Valeant has also submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) for RELISTOR® (methylnaltrexone bromide) Tablets for the treatment of opioid-induced constipation (OIC) in adult patients with chronic non-cancer pain.
About Opioids, Constipation and RELISTOR® (methylnaltrexone bromide)

Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness. An estimated 27 million patients in the US take opioids for chronic pain. Constipation is one of the most common and distressing side effects in patients receiving chronic opioid therapy. Approximately 40% of chronic pain patients, or nearly 11 million patients, receiving opioid therapy will experience OIC. RELISTOR is the first approved medication that specifically targets the underlying cause of OIC.
RELISTOR is a peripherally acting mu opioid receptor antagonist (PAMORA) specifically designed to block the constipating effects of opioids in the gastrointestinal tract. The unique molecular structure of RELISTOR restricts it from crossing the blood-brain barrier and interfering with the analgesic effect of opioids.
RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied in the advanced illness population. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 28 member countries of the EU, as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending.

For more information about RELISTOR, please visit www.RELISTOR.com

Progenics Announces Third Quarter Financial Results
Important Safety Information for subcutaneous RELISTOR

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.

Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

RELISTOR may precipitate opioid withdrawal in a fetus and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

In the clinical study in adult patients with opioid-induced constipation and chronic non-cancer pain, the most common adverse reactions (≥ 1%) were abdominal pain, nausea, diarrhea, and hyperhidrosis, hot flush, tremor, and chills.

In clinical studies in adult patients with opioid-induced constipation and advanced illness, the most common adverse reactions (≥ 5%) were abdominal pain, flatulence, nausea, dizziness, and diarrhea.

Please see complete Prescribing Information for RELISTOR.

Progenics Announces Third Quarter Financial Results

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Among the assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AZEDRA™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. The Company's PSMA-targeted product candidates for prostate cancer include two small molecule imaging agents 1404 and PyL, and two therapeutic agents PSMA ADC, an antibody drug conjugate, and 1095, a small molecule radiotherapeutic. Progenics's first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc.
This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully complete our tender offer for and integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics' disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.
Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com